WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 5


                          Supplement Dated June 8, 1998
                        To Prospectus Dated June 23, 1997


         This Supplement is part of, and should be read in conjunction with, the Prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 5 ("Series 5") dated June 23, 1997 (the "Prospectus"), the Supplement to Prospectus dated January 21, 1998, and the Supplement to Prospectus dated March 31, 1998. Capitalized terms used but not defined in this Supplement have the meanings given to them in the Prospectus.

STATUS OF SERIES 5 OFFERING

         As of the date hereof, Series 5 has received subscriptions in the amount of $19,975,405 (20,030 Units), of which $700,300 currently is represented by Promissory Notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

         Included herein is a discussion of four Local Limited Partnership Interests acquired or identified for acquisition by Series 5. Each of the Properties has received a reservation of Low Income Housing Credits. While the Fund Manager believes that Series 5 is reasonably likely to retain or acquire an interest in each of these Local Limited Partnerships, Series 5 may not do so as result of the failure by a Local Limited Partnership to satisfy one or more conditions precedent to the payment of each installment payment, the inability of Series 5 to raise additional capital necessary to complete the purchase of the Local Limited Partnership Interests identified herein, the purchase of Local Limited Partnership Interests other than those identified herein, or other factors. Moreover, the terms of any acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 5 to retain or acquire an investment in all these Local Limited Partnerships on the indicated terms in deciding whether to invest in Series 5.

         Series 5 has acquired a Local Limited Partnership Interest in Concord Apartment Partners, L.P., a Colorado limited partnership ("CONCORD"); and United Development Co., L.P. - 97.1, a Tennessee limited partnership ("UNITED 97.1"). Series 5 has identified for acquisition a Local Limited Partnership Interest in Hillcrest Heights, L.P., an Iowa limited partnership ("HILLCREST"); and United Development Co., L.P. - 97.2, a Tennessee limited partnership ("UNITED 97.2").

         CONCORD owns the Concord Apartments in Orlando, Florida; HILLCREST owns the Hillcrest Apartments in Marshalltown, Iowa; UNITED 97.1 owns the Forty Homes for the Greater Lemoyne Garden's Community in Memphis, Tennessee; and UNITED
97.2 owns the Mallory Heights Homes in Memphis, Tennessee.

         The following tables contain information concerning the Properties and the Local Limited Partnerships identified herein:


                                                                                                           LOCAL
                                        ACTUAL OR                                                          LIMITED
                                        ESTIMATED     ESTIMATED                             PERMANENT      PARTNER-
            PROJECT                     CONSTRUC-     DEVELOP-                              MORTGAGE       SHIP'S        YEAR
LOCAL       NAME AND                    TION          MENT COST    NUMBER OF    BASIC       LOAN           ANTICIPATED   CREDITS
LIMITED     NUMBER         LOCATION     COMPLETION    (INCLUDING   APARTMENT    MONTHLY     PRINCIPAL      TAX CREDITS   TO BE FIRST
PARTNERSHIP OF BUILDINGS   OF PROPERTY  DATE          LAND COST)   UNITS        RENTS       AMOUNT         (1)           AVAILABLE

CONCORD     Concord        Orlando      December      $1,217,878   26 1BR       $270-350    $295,000       $705,022      1996(2)
            Apartments     (Orange      1995(2)                    Units                    FTB (3)
                           County),
            5 buildings    Florida


HILLCREST   Hillcrest      Marshalltown December      $1,372,500   24 2BR       $477-527    $600,000       $959,075      1996(4)
            Apartments     (Marshall    1995(4)                    Units                    SB (5)
                           County),                                8 3BR Units
           3 buildings     Iowa


UNITED      Forty Homes    Memphis      December      $2,759,571   40 3BR       $450-504    $1,065,834     $2,693,230    1998
97.1        For the        (Shelby      1998                       Homes                    STB (7)
            Greater        County),
            Lemoyne        Tennessee
            Garden's
            Community

            40 homes
            (6)


UNITED      Mallory        Memphis      May 1998      $1,140,543   20 2BR       $396-444    $380,392       $1,061,547    1998
97.2        Heights        (Shelby                                 Homes                    STB (7)
            Homes          County),
                           Tennessee
            20 homes
            (8)



(1) Low Income Housing Credits are available over a 10-year period. For the year in which the credit first becomes available, Series 5 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 5 was a limited partner of the Local Limited Partnership, and during which the Property was completed and in service. See the discussion under "The Low Income Housing Credit" in the Prospectus.

(2) The Property was owned by another local limited partnership until September 1997, when the property was acquired by a secured lender in foreclosure. CONCORD acquired the Property from that lender in January 1998.

(3) Federal Trust Bank ("FTB") will provide the mortgage loan for a term of 15 years at an annual interest rate of 8.875%. Principal and interest will be payable monthly, based on a 25-year amortization schedule. Outstanding principal will be due upon maturity.

(4) The Property was owned by another local limited partnership until July 1997, when the Property was acquired by a construction lender in foreclosure. HILLCREST was formed by the Fund Manager to acquire the Property after receiving a commitment from that lender for permanent financing.

(5) Security Bank ("SB") will provide the mortgage loan for a term of 20 years at an annual interest rate of 7.375%. Principal and interest will be payable monthly, based on a 30-year amortization schedule. Outstanding principal will be due upon maturity.

                                       2

(6)      Property designed for senior citizens and families.

(7) South Trust Bank ("STB") will provide the mortgage loan for a term of 15 years at an annual interest rate of 9.5%. Principal and interest will be payable monthly, based on a 30-year amortization schedule. Outstanding principal will be due upon maturity.

(8)      Property designed for senior citizens.

Orlando (CONCORD): Orlando (population 184,000) is in Orange County, Florida, at the intersection of Interstate Highway 4 and Florida's Turnpike. The major employers for Orlando residents are Walt Disney World Co., Florida Hospital, and Orlando Regional Healthcare System.

Hillcrest (MARSHALLTOWN): Marshalltown (population 25,500) is the county seat of Marshall County, and is located in central Iowa, approximately 30 miles northeast of Des Moines, at the intersection of State Highways 14 and 330. The major employers for Marshalltown residents are Swift and Company, Fisher Controls International, and Lennox Industries.

Memphis (UNITED 97.1 and UNITED 97.2): Memphis (population 610,000) is in Shelby County, in the southwest corner of Tennessee, at the intersection of Interstate Highways 40, 55, and 240. The major employers for Memphis residents are Federal Express Corporation, the U.S. Government, and the Memphis City Board of Education



                                     LOCAL                                                                  ESTIMATED
                                     GENERAL                       SHARING RATIOS:                          ACQUISITION
LOCAL     LOCAL                      PARTNER(S)'                   ALLOCATIONS (4) AND                      FEES PAYABLE
LIMITED   GENERAL       PROPERTY     DEVELOPMENT   SHARING RATIONS SALE OR REFINANCING  SERIES 5's CAPITAL  TO FUND
PARTNER   PARTNER(S)    MANAGER (1)  FEE (2)       CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION (6)    MANAGER


CONCORD   New           Professional $99,732       WNC:Greater     99.98/.01/.01        $470,185            $44,000
          Communities,  Management,                of              40/60
          LLC (7)       Inc. (8)                   15% or $1,000
                                                   LGP: 70%
                                                   The balance:
                                                   30/70


HILLCREST WNC           National     $0            WNC: 90%        99.99/.01            $609,012            $57,000
          &             Management                 LGP: 10%        85/15
          Associates,   Corporation
          Inc. (9)      (10)




UNITED    Harold E.     Buehler      $142,000      WNC:   Greater  99.98/.01/.01        $1,844,678          $171,000
97.1      Buehler,      Enterprises,               of              20/80
          Sr. and Jo    Inc. (12)                  15% or $5,000
          Ellen                                    LGP: 70%
          Schaffer                                 The balance:
          Buehler (11)                             20/80


UNITED    Harold E.     Buehler      $60,000       WNC:   Greater  99.98/.01/.01        $743,008            $69,000
97.2      Buehler,      Enterprises,               of              20/80
          Sr. and Jo    Inc. (12)                  15% or $5,000
          Ellen                                    LGP: 70%
          Schaffer                                 The balance:
          Buehler (11)                             20/80



(1) The maximum annual management fee payable to the property manager generally is determined pursuant to lender regulations. Each Local General Partner is authorized to employ either itself or one of its Affiliates, or a third party, as property manager for leasing and management of the Property so long as the fee therefore does not exceed the amount authorized and approved by the lender for the Property.


                                       3

(2) The Local Limited Partnership will pay its Local General Partner(s) or an Affiliate of its Local General Partner(s) a development fee in the amount set forth, for services incident to the development and construction of the Property, which services include: negotiating the financing commitments for the Property; securing necessary approvals and permits for the development and construction of the Property; and obtaining allocations of Low Income Housing Credits. This payment will be made in installments after receipt of each installment of the capital contributions made by Series 5.

(3) Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 5 ("WNC") and the Local General Partner(s) ("LGP") of the Local Limited Partnership for each year of operations. Generally, to the extent that the specific dollar amounts which are to be paid to WNC are not paid annually, they will accrue and be paid from sale or refinancing proceeds as an obligation of the Local Limited Partnership.

(4) Subject to certain special allocations, reflects the respective percentage interests in profits, losses and Low Income Housing Credits of (i) Series 5,
(ii) other than with respect to HILLCREST, WNC Housing, L.P., an Affiliate of the Sponsor which is the special limited partner, and (iii) the Local General Partner(s).

(5) Reflects the percentage interests of (i) Series 5 and (ii) the Local General Partner(s), in any net cash proceeds from sale or refinancing of the Property, after payment of the mortgage loan and other Local Limited Partnership obligations (see, e.g., note 3), and the following, in the order set forth: the capital contributions of Series 5; and the capital contribution of the Local General Partner(s).

(6) Series 5 generally will make its capital contributions to the Local Limited Partnership in stages, with each contribution due when certain conditions regarding construction or operations of the Properties have been fulfilled. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the Prospectus.

(7) New Communities, LLC is a Colorado limited liability company which was formed in August 1997 to aid affordable housing developers in preparing Tax Credit applications and obtaining financing. New Communities, LLC has a nominal net worth. Series 5 is withholding $100,000 of the capital contribution. The funds will serve as a guarantee of operating deficits. If not used for such purposes, the funds will be released annually in equal installments over three years commencing in 1999.

(8)  Professional   Management,   Inc.  was  formed  in  1969.   Currently,
Professional Management, Inc. manages 71 properties consisting of more than 9,000 units. Six of the properties (489 units) are receiving Tax Credits.

(9) The Fund Manager is the general partner of HILLCREST. No operating deficit guarantee will be provided by any party.

(10) National Management Corporation is an Iowa corporation which was formed in 1988 to manage federally funded, commercial and Tax Credit properties. Currently, National Management Corporation manages 151 properties consisting of 3,720 units. One hundred (2,390 units) of these properties are receiving Tax Credits.

(11) Mr. and Mrs. Buehler (both age 49) have represented to Series 5 that, as of March 15, 1998, they had a net worth in excess of $9,000,000.

(12) Buehler Enterprises, Inc. is a Tennessee corporation which was formed in 1984 by Harold E. Buehler, Sr. Buehler Enterprises, Inc. currently manages approximately 200 units consisting primarily of single family homes and duplexes in Memphis.